Exhibit 99.1

Armstrong World Industries Announces CFO Retirement and Transition Plan

LANCASTER, Pa., Sept. 1, 2021 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, announced today the planned retirement of Brian MacNeal, chief financial officer, effective May 1, 2022.

MacNeal joined Armstrong in 2014 as vice president of Global Finance, Building Products and was named CFO in 2016 following the successful spinoff of Armstrong Flooring, Inc.

The Company has initiated a comprehensive search with the assistance of a leading executive search firm that will include both internal and external candidates to identify a successor for this position. MacNeal will continue to serve as CFO through the search process and assist during the subsequent transition.

“On behalf of the Board of Directors and our executive leadership team, I would like to thank Brian for his years of service and countless contributions to building the company we are today. We truly appreciate his dedicated leadership and partnership in executing our vision as a focused and innovative ceilings and wall solutions company,” said Vic Grizzle, president and chief executive officer. “I have deeply valued his strong financial acumen, as well as his strategic insights, as we navigated a consistent path to delivering shareholder value and positioning the company for sustainable growth and value creation.”

“As I reflect on my time at Armstrong, I can truly say these have been the most memorable and rewarding years of my career,’ said MacNeal. “I have been humbled by the dedication of our employees and their willingness to engage in the hard work necessary to consistently adapt and evolve as an industry leader, while maintaining a strong culture based on integrity, collaboration and excellence. While I look forward to more time spent with my family and engaging in other interests, I will remain an interested and supportive spectator for the exciting future of the company ahead.”

Contacts

Investors:Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media:Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

About Armstrong

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With $937 million in revenue in 2020, AWI has approximately 2,800 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture. For more information, visit armstrongceilings.com.

Armstrong World Industries
2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com

Source: Armstrong World Industries

Armstrong World Industries
2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com